EXHIBIT 10.7

                              REDEMPTION AGREEMENT
                              --------------------

         AGREEMENT made August 17, 2000, by and between Retrac Medical, Inc., a Delaware corporation (the "Corporation"), having an address at 22 South Main Street, New City, New York 10956, and Martin C. Kelly (the "Seller"), residing at 8 Bruce Court, Montebello, New York 10901.

         Whereas in order to effectuate an Initial Public Offering the Corporation is effecting a two-for-three reverse stock split and

         Whereas upon the completion of this reverse stock split the Seller is willing to sell four million of his shares to the Corporation for the sum of $3,500,000.00, and

         Whereas the Corporation's Board of Directors has unanimously determined that the amount of $3,500,000.00 is fair and that the offer of the Seller should be accepted,

         Now therefore, in consideration of the premises, the parties agree as follows:

         1. SURRENDER OF SHARES. Concurrently herewith, the Seller shall surrender to the Corporation the certificates representing the four million shares that he hereby agrees to sell. Each certificate shall be duly endorsed in blank for transfer.

         2. REPRESENTATIONS. The Seller represents and warrants that he is the sole owner of the four million shares of the Corporation, and that all of such shares are free and clear of liens or encumbrances of any kind.

         3. PAYMENT OF REDEMPTION PRICE. The Corporation shall pay the Seller for his shares over an eighteen month period as follows:

                  (a) $1,500,000.00 upon the breaking of escrow on the Corporation's Initial Public Offering, and

                  (b) Commencing ninety days after such breaking of escrow, six payments of $333,333.33, payable every ninety days pursuant to a demand note executed concurrent herewith (copies of which are annexed hereto as Exhibit A).

         4. CONSULTING AGREEMENT. The Corporation hereby agrees to enter into a consulting agreement with Seller. Said agreement shall be for a period of one year, retroactive to August 1, 2000. Seller shall be compensated under said agreement at a rate of $12,000.00 per month.

         5. EMPLOYMENT CONTRACT. The Seller hereby waives all rights and claims that Seller may have against the Corporation pursuant to his terminated employment contract, such termination effective retroactively to August 1, 2000, including salary and benefits accrued, and the issuance of any additional shares due, under said employment agreement.

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         6. STOCK OPTIONS. The Corporation shall issue to Seller three hundred thousand stock options allowing him to buy one share of the Corporation's stock per option at 120% of the Initial Public Offering price of the Corporation's stock. These options shall be exercisable for a three year period beginning one year after the Corporation's Initial Public Offering. Said stock options shall carry piggy-back registration rights.

         7. TIME LIMIT. In the event that the Corporation does not complete its Initial Public Offering by March 1, 2001, the Seller has the right to unwind this agreement. In that event, the Seller shall be entitled to keep all monies paid to him up to that date under paragraph 4.

         8. PROXIES. All shareholder proxies that the Seller currently holds are hereby made void retroactive to August 1, 2000.

         9. GENERAL RELEASE. Concurrently herewith, the Seller has executed a general release, as against the directors of the corporation. A copy of said release is annexed hereto as Exhibit B.

         10. NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT. The Seller has previously signed a nondisclosure and confidentiality agreement with respect to certain confidential information and trade secrets belonging to the Corporation. A copy of said nondisclosure and confidentiality agreement is annexed hereto as Exhibit C.

         11. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and may not be modified or amended orally.

         12. NOTICES. All notices or other documents under this agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, postage prepaid, addressed to parties at their last known addresses.

         13. NON-WAIVER. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless expressly provided herein.

         14. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         15. GOVERNMENT LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York State. In the event that any dispute arises regarding either the terms and conditions of this agreement or the performance of either of the parties pursuant thereto, the parties agree that any litigation or alternative dispute resolution process regarding such dispute shall be venued in the County of Rockland, State of New York.

         16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

         17. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

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         In witness whereof the parties hereto have caused this agreement to be duly executed.

Corporate Seal

                                                   Retrac Medical, Inc.

Attest:

By: /S/ Alexander Mulgrew                          By: /S/ Thomas Sassone
    ----------------------------                       -------------------------
    Alexander Mulgrew, Secretary                       Thomas Sassone, President


                                                   /S/ Martin C. Kelly
                                                   ----------------------------
                                                   Martin C. Kelly

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